Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Names Dr. Gregory C. Davis to Board of Directors

WEST LAFAYETTE, IN, June 20, 2017 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced that the board of directors unanimously elected Dr. Gregory C. Davis as a director effective June 14, 2017. This action brings the number of directors to four.

Larry Boulet, BASi’s Chairman of the Board, commented, "We are delighted that Dr. Davis has joined our board. His strong background in the pharmaceutical industry and proven leadership qualities will prove particularly valuable as we continue to focus on strategies that drive growth for BASi."

Dr. Davis is currently running his own consulting firm, which he founded in 2012, assisting companies with regulatory and control strategy and product development issues.  In 2014, Greg joined Calibrium, LLC as Vice President of CMC, Regulatory, and Quality. Calibrium was developing novel biotheraputics for the treatment of diabetes. The company was sold to Novo Nordisk in late 2015. From 1992 to 2012, Dr. Davis held various leadership positions at Eli Lilly in Biotechnology Product Development, Global Regulatory Affairs, Global Brand Teams, and Quality. One of the highlights of his Lilly career was being COO of the Xigris Product Team. Xigris was the first biotechnology product ever approved for the treatment of severe sepsis. When Greg retired from Eli Lilly in December of 2012, he was Executive Director and Senior Principle Fellow in Global Regulatory Affairs.

Dr. Davis has held numerous leadership positions within the Pharmaceutical Research and Manufacturers Association (PhRMA), the United States Pharmacopeia (USP), and the Biotechnology Industry Organization (BIO). He also served for five years as the PhRMA liaison to the International Conference on Harmonization (ICH) for Q5/Q6 Biotechnology topics. He coauthored several of the ICH guidances on registration standards for biotechnology products which are still in use today. Dr. Davis received his bachelor’s degree from Southeast Missouri State University and his Ph.D. in Analytical Chemistry from Purdue University studying under Dr. Peter Kissinger, founder of BASi.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.